Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our two reports each dated February 27, 2013, relating to the financial statements and financial highlights which appear in the December 31, 2012 Annual Report to Shareholders of State Street Navigator Securities Lending Prime Portfolio and the Annual Report to Shareholders of State Street Navigator Securities Lending TIAA-CREF Short Term Lending Portfolio (two of the Portfolio's constituting State Street Navigator Securities Lending Trust), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Service Providers", “Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
April 26, 2013